Exhibit 3.35

ARTICLES OF INCORPORATION

OF

Inline Orthotic and Prosthetic Systems

I.

The name of this corporation is Inline Orthotic and Prosthetic Systems.

II.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III.

The name and address in the State of California of this corporation’s initial agent for service of process is: Herbert J. Barrack, Jr., 5161 Avenida Playa Cancun, San Diego, CA 92124

IV.

This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is 1,000.

V.

The initial directors of this corporation are:

Herbert J. Barrack, Jr.	5161 Avenida Playa Cancun
San Diego. CA 92124

Stephannie A. Barrack	5161 Avenida Playa Cancun
San Diego. CA 92124

/s/ Herbert J. Barrack, Jr.
Herbert J. Barrack, Jr.

/s/ Stephannie A. Barrack
Stephannie A. Barrack

The undersigned, being all the persons named above as the initial and authorized fixed number of directors, declare that they are the persons who executed the foregoing Articles of Incorporation, and that this instrument is the act and deed of the undersigned.

/s/ Herbert J. Barrack, Jr.
Herbert J. Barrack, Jr.

/s/ Stephannie A. Barrack
Stephannie A. Barrack